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                                  EXHIBIT 15.1

               LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

May 14, 2003

Twinlab Corporation
150 Motor Parkway
Hauppauge, New York 11788

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Twinlab Corporation and subsidiaries (the "Company") for the quarter ended March 31, 2003, as indicated in our report dated May 14, 2003 (which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement Nos. 333-36978, 333-94831, 333-93939, 333-93937, 333-87355, 333-65933 and 333-18047 of Twinlab Corporation
each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

Jericho, New York